UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                             Top Image Systems Ltd.
                                (Name of Issuer)

                Ordinary Shares, nominal value NIS 0.04 per share
                         (Title of Class of Securities)

                                    M87896102
                                 (CUSIP Number)

                                December 31, 2008
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)




----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                                Page 1 of 9 Pages

CUSIP No. M87896102                   13G/A                  Page 2 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Smithfield Fiduciary LLC
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (see instructions)
                                                             (a) [X]
                                                             (b) [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          0
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (see instructions)
          OO
-------------------------------------------------------------------------------

CUSIP No. M87896102                   13G/A                  Page 3 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Highbridge International LLC
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (see instructions)
                                                             (a) [X]
                                                             (b) [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    243,274 Ordinary Shares
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    243,274 Ordinary Shares
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          243,274 Ordinary Shares
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.73%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (see instructions)
          OO
-------------------------------------------------------------------------------

CUSIP No. M87896102                   13G/A                  Page 4 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Highbridge Capital Management, LLC
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (see instructions)
                                                             (a) [X]
                                                             (b) [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    243,274 Ordinary Shares
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    243,274 Ordinary Shares
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          243,274 Ordinary Shares
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.73%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (see instructions)
          OO - Limited Liability Company
-------------------------------------------------------------------------------

CUSIP No. M87896102                   13G/A                  Page 5 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Glenn Dubin
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (see instructions)
                                                             (a) [X]
                                                             (b) [ ]
-------------------------------------------------------------------------------
     (3)   SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    243,274 Ordinary Shares
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    243,274 Ordinary Shares
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          243,274 Ordinary Shares
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.73%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (see instructions)
          IN
-------------------------------------------------------------------------------

CUSIP No. M87896102                   13G/A                  Page 6 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Henry Swieca
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          (see instructions)
                                                             (a) [X]
                                                             (b) [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    243,274 Ordinary Shares
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    243,274 Ordinary Shares
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          243,274 Ordinary Shares
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)
                                                                          [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             2.73%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON (see instructions)
             IN
-------------------------------------------------------------------------------

CUSIP No. M87896102                   13G/A                  Page 7 of 9 Pages

This Amendment No. 3 (this "Amendment") amends the statement on Schedule 13G filed on March 13, 2006, as amended by Amendment No. 1 filed on February 13, 2007 and as further amended by Amendment No. 2 filed on January 24, 2008(the "Original Schedule 13G" and the Original Schedule 13G as amended, the "Schedule 13G") with respect to the ordinary shares, nominal value NIS 0.04 per share (the "Ordinary Shares") of Top Image Systems Inc., an Israeli corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates Items 4 and 5 in their entirety as set forth below.


Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

        As of the date of this filing, (i) Smithfield Fiduciary LLC no longer beneficially owns any Ordinary Shares (ii) Highbridge International LLC beneficially owns 243,274 Ordinary Shares and (iii) each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed the beneficial owner of the 243,274 Ordinary Shares owned by Highbridge International LLC.

        Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and Highbridge International LLC. Glenn Dubin is the Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a the Chief Investment Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Ordinary Shares owned by another Reporting Person. In addition, each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of Ordinary Shares owned by Highbridge International LLC.

        (b) Percent of class:

        Based upon the Company's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2007, the Company had 8,909,138 Ordinary Shares outstanding as of December 31, 2007. Therefore, based on the Company's outstanding Ordinary Shares, (i) Smithfield Fiduciary LLC does not own any Ordinary Shares of the Company and (ii) each of Highbridge International LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca may be deemed to beneficially own 2.73% of the outstanding Ordinary Shares of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of Ordinary Shares owned by another Reporting Person.

        (c) Number of shares as to which such person has:

                (i)   Sole power to vote or to direct the vote

                      0

                (ii)  Shared power to vote or to direct the vote

CUSIP No. M87896102                   13G/A                  Page 8 of 9 Pages

                      See Item 4(a)

                (iii) Sole power to dispose or to direct the disposition of

                      0

                (iv)  Shared power to dispose or to direct the disposition of

                      See Item 4(a)


Item 5.  Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. M87896102                   13G/A                  Page 9 of 9 Pages


                                   SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 22, 2009

SMITHFIELD FIDUCIARY LLC                 HIGHBRIDGE INTERNATIONAL LLC

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    Its Trading Manager                      Its Trading Manager


By: /s/ John Oliva                       By: /s/ John Oliva
-----------------------                  ------------------------
Name:  John Oliva                        Name:  John Oliva
Title: Managing Director                 Title: Managing Director

HIGHBRIDGE CAPITAL MANAGEMENT, LLC


                                         /s/ Henry Swieca
By: /s/ John Oliva                       -------------------------
----------------------                   HENRY SWIECA
Name:  John Oliva
Title: Managing Director



/s/ Glenn Dubin
---------------------
GLENN DUBIN